Exhibit 10.64
FIRST AMENDMENT TO THE
AMERICAN AIRLINES GROUP INC.
2013 INCENTIVE AWARD PLAN

This First Amendment to the American Airlines Group Inc. 2013 Incentive Award Plan (this “Amendment”), is made and adopted by the Compensation Committee of the Board of Directors (the “Committee”) of American Airlines Group Inc., a Delaware corporation (the “Company”), effective as of January 23, 2018 (the “Amendment Effective Date”).

RECITALS

WHEREAS, the Company maintains the 2013 Incentive Award Plan (the “Plan”);

WHEREAS, pursuant to Section 14.1 of the Plan, the Committee may amend the Plan at any time and for any reason; and

WHEREAS, the Committee desires to amend the Plan in order to provide that Awards (as defined in the Plan) granted under the Plan shall vest no earlier than the first anniversary of the date of grant, subject to certain exceptions, and to provide that Options and Stock Appreciation Rights (each, as defined in the Plan) shall be automatically exercised on the last business day of the applicable term.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, subject to, and effective as of the Amendment Effective Date:

AMENDMENT

1.    Section 3.4 of the Plan is hereby amended and restated in its entirety as follows:

“3.4 Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Eligible Individuals shall become vested in one or more installments over an aggregate period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the Award is made; provided, however, that, notwithstanding the foregoing, (a) the Administrator may provide that such vesting restrictions may lapse or be waived upon the Holder’s death, disability, retirement, any other specified Termination of Service or the consummation of a Change in Control, (b) Full Value Awards may be granted as part of Non-Employee Director retainers without respect to such minimum vesting provisions, (c) Full Value Awards that result in the issuance of an aggregate of up to 10% of the Shares available for issuance pursuant to Section 3.1(a) as of the Effective Date may be granted to any one or more Holders without respect to such minimum vesting provisions, provisions, and (d) Full Value Awards may be granted in accordance with the Merger Agreement and effective as of Effective Date without regard to such minimum vesting provisions.

Additionally, notwithstanding any other provision of the Plan to the contrary, but subject to Section 14.2(d) of the Plan, Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted, and no Award Agreement shall reduce or eliminate such minimum vesting requirement; provided, however, that, notwithstanding the foregoing, (i) the Administrator may provide that such minimum vesting restrictions may lapse or be waived upon the Holder’s death, disability, retirement, any other specified Termination of Service or the consummation of a Change in Control; (ii) Awards that result in the issuance of an aggregate of up to 5% of the shares of Common Stock available pursuant to Section 3.1(a) as of the Amendment Effective Date (as defined in this Amendment) may be granted to one or more Participants without respect to such minimum vesting provisions; and (iii) for the purposes of Awards granted to Non-Employee Directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders, so long as the period between such meetings is not less than 50 weeks.”

2.     Section 12.7 of the Plan is hereby added as follows:

“12.7 Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company, each vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date (the ‘Automatic Exercise’). In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 12.1(b) or 12.1(c) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 12.2. Unless otherwise determined by the Administrator, this Section 12.7 shall not apply to an Option or Stock Appreciation Right if the Holder of such Option or Stock Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 12.7. For the purposes of this Section 12.7, ‘Automatic Exercise Date’ shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).”

3.    This Amendment shall be and hereby is incorporated into and forms a part of the Plan, and except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

I hereby certify that the foregoing Amendment was duly adopted by the Compensation Committee of the Board of Directors of American Airlines Group Inc. on January 23, 2018.

Executed on this 26th day of January, 2018.

By:  /s/ Caroline B. Ray
Name: Caroline B. Ray
Title: Corporate Secretary